Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Pfizer Inc Vice President of Corporate Policy and Strategic

Management, Fred Telling, to Join Board of Directors of

Cell Therapeutics, Inc. (CTI)

November 29, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) today announced that Frederick W. Telling, Ph.D., has agreed to join its board of directors. Dr. Telling is currently the Vice President of Corporate Policy and Strategic Management for Pfizer Inc. His responsibilities include the management of Pfizer’s worldwide policy function and external representation of the company’s interests to strengthen Pfizer’s ability to anticipate and influence regulatory and competitive trends in the global marketplace. Pfizer is the world’s largest research-based, global healthcare company.

“We are pleased to welcome Dr. Telling with his leadership and background in pharmaceutical development, regulatory policy, strategic planning and mergers and acquisitions,” said Phillip M. Nudelman, Chairman of the Board of CTI. “His experience makes him an ideal addition to CTI’s board as we move forward to get XYOTAX™ and pixantrone to patients who will benefit the most.”

“Dr. Telling’s considerable pharmaceutical company experience and extensive industry background will be invaluable to CTI as we grow our commercial operations,” said James A. Bianco, M.D., President and CEO of CTI. “We are honored to have him on board.”

Dr. Telling added, “I am delighted to join Cell Therapeutics’ Board and support its mission to bring novel medicines to cancer patients. The increasingly complex and time-consuming developmental and regulatory challenges facing all research-based innovative firms are particularly daunting for smaller biotech firms, and I look forward to adding my experience to CTI’s dedicated leadership going forward.”

Since joining Pfizer in 1977, Telling worked with both their pharmaceutical and diagnostic products divisions, becoming the Director of Planning in 1981. In 1987 his responsibilities were expanded and he was promoted to Vice President, Planning, U.S. Pharmaceuticals. Telling was named Pfizer’s Vice President-Corporate Strategic Planning and Policy in 1994 and elected a corporate officer and Vice President of the company. In 2001, Telling assumed his current responsibilities as Vice President-Corporate Policy and Strategic Management.

Telling is a member of the Board of the Biotechnology Industry Organization (BIO), the California Health Care Institute, the New England Healthcare Institute and the Committee for Economic Development (Vice Chairman). He is actively involved in a number of charitable organizations, including the Boards of the March of Dimes National Foundation, the United Hospital Fund, ORBIS, the Smithsonian National Air and Space Museum and the Experimental Aviation Association (EAA). He is also Vice Chairman for the American Foundation for Pharmaceutical Education and an invited faculty lecturer at the Harvard University School of Public Health and Cornell University. He is involved in the work of the Council on Competitiveness, the Business Roundtable, the National Association of Manufacturers, and the Institute of Medicine, where he was a contributing author to the IOM’s series on Technology Innovation in Medicine.

Telling received his BA from Hamilton College and his Master’s of Industrial and Labor Relations and Ph.D. in Economics and Public Policy from Cornell University.

In addition to Telling, CTI’s Board of Directors includes Phillip M. Nudelman, Ph.D., Chairman of the Board, President and Chief Executive of The Hope Heart Institute and former President and CEO of Group Health Cooperative; Vartan Gregorian, Ph.D., President of Carnegie Corporation of New York; Mary O. Mundinger, D.P.H., Dean and Professor, School of Nursing and Associate Dean, Faculty of Medicine, Columbia University; John H. Bauer, former EVP of Finance for Nintendo of America, Inc.; James A. Bianco, M.D., President and CEO of CTI, and Jack W. Singer, M.D., Chief Medical Officer of CTI.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm